Exhibit 99.2

DANKA BUSINESS SYSTEMS PLC

Moderator: Don Thurman

11-04-04/9:00 am CT

Confirmation #1769921

DANKA BUSINESS SYSTEMS PLC

Moderator: Don Thurman

November 4, 2004

9:00 am CT

Operator:	Ladies and gentlemen, welcome to the Danka’s Fiscal Year 2005 Second Quarter Financial Results Conference Call. My name is (Deshonta), and I will be your operator. At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of your conference. If at any time during the call, you require assistance, please press star, then 0, and the Operator will assist you.

As a reminder, this conference is being recorded for replay purposes. I would now like to introduce your host for today’s call, Mr. Don Thurman, Chief Marketing Officer for Danka Business Systems. Please go ahead, sir.

Donald Thurman:	Thank you Operator, and welcome to Danka’s Quarterly Results Call for the second quarter of fiscal 2005, ended on September 30, 2004. Our call today will begin with high-level observations from CEO Todd Mavis, and then details on a few selected financial topics from CFO Mark Wolfinger. After their remarks, we will be happy to take your questions with Chief Operator Officers Mike Popielec and Peter Williams joining us.

DANKA BUSINESS SYSTEMS PLC

Moderator: Don Thurman

11-04-04/9:00 am CT

Confirmation #1769921

Please be aware that certain statements during this call may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995, and we hereby claim the Safe Harbor protection afforded by this Act for any such statements. Those statements involve a number of factors that could cause actual results to differ materially.

Listeners are cautioned that - not place undo reliance on these statements, which reflect our analyses only as of the date they were made. Additional information concerning these factors is contained in the company’s filing with the SEC. Copies are available from the SEC from Danka’s Web site, danka.com, or from Investor Relations.

All non-GAAP financial information referenced in this call is reconciled in tables contained in today’s news release or on our Web site. As a matter of policy, we do not generally make any specific projections as to future results, nor do we endorse any projections regarding future performance that may be made by others outside our company.

Audio replays of this call will be available for a limited time via a special dial-in number and our Web site. Details can be found at danka.com or in our October 22 news release announcing this call. Now here’s Todd.

Todd Mavis:	Great, thanks Don, and good morning everyone and welcome to the call. I know most of you have had a chance to read our news release today, so I will move right to my observations about the quarter and the actions we continue to take as we improve Danka’s performance and position in the market.

Let me begin by saying that in the second quarter, we again focused on several of the key tenets of our strategy. You will recall that they are improving customer satisfaction, focusing on value and margins, expanding our growth initiatives, generating positive free cash flow, developing our employees, and reducing costs.

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Moderator: Don Thurman

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Confirmation #1769921

Looking at the second quarter scorecard, I’m pleased to report that operating earnings were approximately $6 million, a clear improvement over the second quarter a year ago. In addition, I was pleased that we executed successfully on two of the top areas of focus that we mentioned on our last call — cash performance and improving equipment revenue.

As expected, we improved our cash performance. In our second quarter we generated free cash flow of $21.9 million. In fact, in a few minutes Mark will give you further details on cash, operating earnings and liquidity. As I shared with you on the last call, we made increasing equipment sales a key priority in Q2, and the COOs Mike Popielec and Peter Williams put in place several initiatives to that end. As a result, we grew equipment and related revenue by about $15 million from the first quarter.

Many of Mike Popielec’s plans took hold in the Americas, and we saw equipment revenue increase 19% sequentially and 3% year-on-year. The U.S. sales force performed particularly well, reflecting the organizational changes and investments we’ve made there. With Peter Williams’s focus on Europe and Australia, we saw a 9% increase in equipment revenue sequentially with notable performance in regions like Italy, Switzerland and Belgium.

France also made progress by expanding our major account relationship with accounts like Peugeot. Americas’ national accounts also had some nice wins in the quarter, including upgrades of the printer/copier fleet at (Fifth Third) Bank, a takeaway from Xerox of both the production print and office multi-function device business at Sun Life Financial, and a multi-system Xerox displacement at Verizon Wireless. These contracts also include large multi-year

DANKA BUSINESS SYSTEMS PLC

Moderator: Don Thurman

11-04-04/9:00 am CT

Confirmation #1769921

service agreements. Even despite these successes, we’re looking for more improvement in national accounts, particularly with equipment sales and TechSource.

In line with our growth initiatives, we are seeing several underlying long-term positive trends in our equipment business as well. Our worldwide digital equipment base increased to 60%, and digital output now represents 75% of our total volume. Our connectivity rates and color sales also continue to increase in line with expectations.

In fact, our U.S. color business increased over 50% this quarter compared to last year, and in Europe color now represent 20% of our placements, whereas a year ago the number was about 13%. And as you know, color is a key component of growing our service business. Before I move off of equipment sales, it is important to note that Peter, Mike and I are looking for further improvement in the equipment segment in the second half of the year.

Another accomplishment in the second quarter was continued progress in operating our business more efficiently. In addition to a $12 million decrease in SG&A costs, SG&A as a percentage of revenue declined to 34.9%, a decrease of 200 basis points from the year-ago quarter, and 100 basis points from the first quarter. These improvements came despite the negative impact of spending more on Sarbanes-Oxley compliance and consulting fees related to ongoing cost reduction efforts.

We continue to invest in our growth initiatives and other targeted areas, such as expanding our sales force in the Americas. Although we have successfully achieved most of the cost reductions announced earlier, we are moving forward with other initiatives to reduce costs, and I’ll comment on those later.

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Moderator: Don Thurman

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Service revenues in the second quarter, seasonally the industry’s weakest, declined $11 million sequentially, slightly more than we expected, partially as a result of some softer than anticipated page volumes, and some repositioning of our TechSource business. Despite this decline, we managed effectively and delivered service gross margins of 40.5%.

As I mentioned on our last call, in order to better integrate TechSource into our business, we have sharpened the focus to better match our core service competency. For example, we are no longer providing services on a large TechSource contract for equipment that was unrelated to our core print services strategy, and that change occurred during Q2.

On the positive side, by continuing to emphasize our print services strengths, the TechSource business development team’s efforts resulted in securing another large outsourcing agreement this quarter that fits our sweet spot. Working through our partner, IBM Global Services, we won what should amount to a three-year multi-million dollar contract to provide warranty service for a new equipment line from a major global manufacturer.

I’m also pleased to report that U.S. TechSource activity in the second quarter bodes well for the future. The number of contracts signed was up substantially compared to Q1 and last year, reflecting the continued integration of this business into the mainstream of our sales activities.

We also note that recent equipment wins, which as you know have a service agreement component, will have a positive impact on service revenue going forward. As our investments and sales coverage and other initiatives gain traction, we believe our equipment business will continue to improve and have a positive, more pronounced effect on service revenue.

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Moderator: Don Thurman

11-04-04/9:00 am CT

Confirmation #1769921

Now I want to spend a few moments reviewing second quarter progress in some geographic regions that we recently targeted for improvement. First, in two of our largest European operations — France and the UK — we made some progress in the quarter. And while there is still room for improvement in both areas, I am encouraged about our opportunities going forward.

In Australia, our transition to a new equipment supplier has gone well, and although we’re still behind on equipment revenue, through this partnership we should see improved performance during our second half. And finally in Canada, we’re rebuilding the sales force and will be reducing costs by combining back office operations there with the U.S. infrastructure. These actions make us more confident about second half improvements there as well.

And as you would expect, we will continue to closely monitor under-performing entities to ensure that they execute against our turnaround plans. And we will continue to refine our geographic strategy in order to achieve balanced contribution from each entity.

Let me turn now to growth and discuss other initiatives that should benefit revenues over time. As I mentioned earlier, we are integrating TechSource into the core of our everyday business. This will help increase service revenue. We increased our sales coverage in the second quarter and will be adding further to selected sales channels in the second half of the year, and also building on the initial progress we’ve seen with our alternative VAR channel. We will be expanding our recently added Hitachi products suite to Europe and to additional U.S. markets, and we will be bringing additional products and services online, including new print-on-demand Kodak next breath systems for production environments, and driving facilities management opportunities through our partnerships.

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Moderator: Don Thurman

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To create more value for our customers and greater efficiency for Danka, we continue to roll out additional Oracle ERP functionality to enhance customer service and reduce costs. We are pleased that after completing a successful pilot with UPS, we have started rolling out our electronic portal, mydanka.com, to select customers to provide them with a comprehensive online relationship management tool.

We also piloted a new program to automate the U.S. meter read process by adding wireless devices to installed equipment at large customers like Humana. This initiative has eliminated major customer inconvenience, manual meter reads, and reduces errors and billing disputes, and we will begin rolling it out to high-activity customers this quarter. We are confident both of these projects will provide tangible value to our customers.

Before I turn the call over to Mark, I’d like to reemphasize our commitment to reaching our cost goals by managing the business more efficiently. We demonstrated good progress this quarter in reducing costs as part of the cost restructuring plan announced last year, and we are working right now with an outside consultant to complete an assessment and development a detailed program that we expect to further increase our operational efficiency, reduce costs even more, and move us closer to our 30% SG&A goal. Now, here’s Mark Wolfinger with comments on a few financial topics.

Mark Wolfinger:	Thank you, Todd. I want to cover in more detail a few areas that I know our listeners are interested in. Our operating profit of $6 million in Q2 improved on a year-on-year basis. You should know that this includes one-time benefits from a $2.1 million net restructuring credit, and nearly $1 million from the reversal of an accrual related to an historical asset disposition.

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Moderator: Don Thurman

11-04-04/9:00 am CT

Confirmation #1769921

The $2.1 million net restructuring credit consisted of $2.5 million reversal of a restructuring cost because of lower than expected severance costs, as well as changes to the European portion of our restructuring plan. In addition, we established some new restructuring divisions of about $400,000 for incremental actions in Europe, primarily in France.

Consistent with our value-based strategy, we continue to focus on gross margins in the second quarter. Consolidated gross margins were 36.3% of revenue compared to 37.2% in the same quarter last year. Service margins in fact were stable at 40.5% versus the prior year. Second quarter equipment margins declined from 36% last year to 33.6% in the current quarter. This decline was primarily in Europe, which last year benefited from several very favorable transactions in the second quarter and the introduction of a new commission plan last year.

For the six months of this fiscal year, our consolidated gross margins were 37.4%, up 40 basis points on a year-on-year basis. As Todd mentioned, we had solid cash performance in the second quarter. Free cash flow, which is net cash generated by operating activities less capital expenditures, was $21.9 million. All of the sequential improvement in cash came from an overall reduction of working capital investment and the continued normalization of capital expenditures post the U.S. Oracle implementation.

As a result, we closed the second quarter with a cash balance of $106.6 million compared to $85.9 million at the end of the first quarter. And when you combine our cash balance with our revised U.S. credit facility, Danka now has its highest level of liquidity in many years. We are very pleased with this progress, and believe that this credit agreement reflects recognition in the marketplace of the improvement in Danka’s operational and financial performance and progress.

DANKA BUSINESS SYSTEMS PLC

Moderator: Don Thurman

11-04-04/9:00 am CT

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With regard to debt, our net debt, which is defined as debt less book cash, was $137.4 million at the end of the second quarter compared to $146.8 million in the same quarter a year ago. Now here’s Todd with a closing comment.

Todd Mavis:	Thanks Mark. Let me close by reminding everyone that we are focused on creating value across the enterprise by continuing our emphasis on stabilized margins and revenues, increasing our services capability as a platform for growth, generating strong cash flow from the business, and continuing to streamline our operations as we execute our cost initiatives for competitive advantage.

We made good progress on many fronts this quarter, including cash generation and increased sales of equipment, and we entered the second half, traditionally our strongest, with important momentum in several key areas. In addition, we are achieving leverage on prior infrastructure investments, achieving good results with our growth initiatives like TechSource, expanding sales coverage, and introducing new products for growth in concert with the progression of a multi-faceted reengineering of our business that we believe will deliver additional efficiency, lower costs, and create value in all aspects of our business.

Thank you for your time and attention. And now I will turn the call over to the operator for questions.

Operator:	At this time I would like to inform everyone in order to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Hector Forsythe of Evolution Security.

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Moderator: Don Thurman

11-04-04/9:00 am CT

Confirmation #1769921

Hector Forsythe:	Good morning. Good to see some progress being made across the business in the quarter. Particularly encouraged on the liquidity side to see that coming through.

Just referring back to the last quarterly conference call there was some — you were mentioning that you were going to build the US sales force. I think you mentioned the figure of adding about 10% to that head count. Can you give some guidance as to how far you’ve got in pushing that head count forward? And are you actually seeing come improvement in terms of productivity from that sales force?

Todd Mavis:	Sure. And thanks Hector. A couple of things — obviously we were encouraged by the $15 million increase in equipment sales sequentially Q1 to Q2. There were several factors that contributed to that. Not the least of which is we have been putting emphasis as you accurately stated on increasing our sales coverage primarily here in the US.

As you accurately reflected we did mention that we were going to endeavor to increase it by as much as 10% in the quarter. We did grow our sales organization. We did not grow it by 10%. We did grow it by a few percentage points. This in large part due to the fact that we have been spending a tremendous amount of time in developing the profile of the type of individual that we want to have join us in the selling organization. And clearly we are making sure that we’re very diligent on bringing on the right qualified and experienced type of individual.

But with that said Hector we will continue to see further expansion of our sales organization both here in the US and in other areas as well.

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Moderator: Don Thurman

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Hector Forsythe:	Okay that’s fabulous. Thank you for that. Just one follow on question. I guess the - you’ve spent some money during this quarter obviously in terms of consultancy in terms of - I guess that’s in - to do with the reengineering of the business. Can you give us a little bit of insight as to what that might involve as sort of level of cost saving that might be (unintelligible) — what are you going to do differently?

Todd Mavis:	Sure. Well clearly we’re both - we’re working both internally as well as with the - an outside consulting group. And we’re focusing on several key fronts.

Number one is we recognize the need to continue to progress the - and if you will, reengineer the company to position us not only for the stabilization that we’re talking about but ultimately for growth.

We also believe that there’s ways that we can effectively run this company that will benefit the customer. And also throughout this process we believe in this reengineering initiative that we also have identified and will continue to identify ways to get additional cost out.

So there’s really several components to it. What is the platform that we need for stabilization and growth? How do we make sure that that ultimately translates to a benefit to our customer? And how do we do this in such a way to continue to get cost out? So that really is what the intent is about.

In terms of the dollar amount we have been clear and hopefully consistent on our belief that the ultimate goal is that this model needs to be, with SG&A, around 30%. Again this speaks a little bit to the numerator and denominator question. If you look at where we are today we believe that we need to push on both of those pedals. Certainly we need to continue to drive revenues particularly around the area of equipment sales and service. And we also recognize the need to get additional cost out from where we are after this last restructuring.

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Moderator: Don Thurman

11-04-04/9:00 am CT

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Hector Forsythe:	Okay. Thanks very much Todd.

Operator:	Your next question comes from Bob Evans of Craig Hallum Capital Group.

Bob Evans:	Good morning. Can follow up the previous question — again I was pleased to see the SG&A taken out of the business and your (unintelligible) thought. Again you’re still at around 35% of sales. The 30% target — can you be a little bit more specific in terms of some of the opportunities that you see? And I guess maybe give us a confidence level that you think it’s there from an execution stand point? It’s just a function of time or how much - give us some level of confidence.

Todd Mavis:	Sure. Well hopefully if we’ve done anything we’ve demonstrated through this first restructuring that we did that we’ve achieved pretty much what we had outlined for you and others that we would achieve within the time frame that we initially had set forward. So hopefully that gives you a background that when we’ve identified a plan that we can execute on that plan and get the desired result.

Moving from that clearly we believe that there are areas of opportunity. We see them essentially in the area of the G&A side. And that’s where our focus is. We believe that there’s a combination of leveraging the investments that we’ve made in Vision 21. We believe that’s also a combination in changing the way we do business in certain respects. And clearly Bob we’re in the process of continuing to develop those plans and finalize those plans.

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Moderator: Don Thurman

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But as a general statement or as a summary statement I would say they are more oriented in the back office component of our business than in other areas.

Bob Evans:	Okay fair enough. And can you also comment on the equipment revenue? Was pleased to see the increase sequentially there. I mean it sounds like Europe and Australia are improving. I’m not sure if you could also comment on Canada as well. But should we expect the trends — I mean, it seems like you’ve got things on the right track — should we expect those trends to continue forward as you would - kind of from where you are at today?

Todd Mavis:	Sure. Couple of comments — one, we were pleased too to see a $15 million increase from Q1. Clearly Peter and Mike put together some fairly aggressive remediation plans and has been acting on those.

When you look at it from a geographic perspective I believe and I think we mentioned it in some of our prepared comments that we certainly believe in Australia with the new partnership we have there that that will have a positive benefit to us. Peter has remained encouraged in terms of his turn around principally in the UK.

We also saw an improving performance from France. Canada as you know has been a rebuilding. Mike is really focused on both fronts. He’s been working hard on getting the cost aspect under control on that. Because as you know that’s been a fairly high cost model for us.

And also he and his team in Canada have put a lot of emphasis in rebuilding that organization. In fact that’s one of the areas where when we look at expanding our sales coverage that I know Mike did a lot of work across the Americas as I know that he added several more sales people in Canada, not just in the US.

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Moderator: Don Thurman

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So when we look at what our expectations are, again the second half of the year has historically always been stronger than the first half. And to see that these countries, you know, the changes and the actions that both Mike and Peter have taken in these countries I think bodes well for continuing to have an improving second half.

Bob Evans:	Okay. And can you also comment on growth and new initiatives — maybe I missed it in the press release? But, you know, TechSource, Danka has a desktop, you’ve generally been a pretty decent growth rate there. Can you comment on where that’s at year over year?

Todd Mavis:	Yes. I believe we exited with a run rate now of $80 million, which would be up I believe at the end of Q1 it was around $75 million. And so that’s certainly encouraging.

The thing that I’d want to point out Bob too is what is equally important in understanding that we continue to grow with those growth initiatives is that does reflect that in Q2 we did move away from a large multi-million dollar tech source contract that wasn’t in our key sweet spot.

So we had growth both sequentially and year over year even exiting out of that one contract that just wasn’t core to our business.

Bob Evans:	Do you recall where you were year over year?

Todd Mavis:	You know, Mark I don’t know if you know or Don do you know what the year over year…

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Moderator: Don Thurman

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Man:	Second quarter growth initiatives last year.

Todd Mavis:	On second — it was over 30% was it not?

Donald Thurman:	Are you talking about TechSource specifically? The total rate was probably something a year ago like $45 or $50 million. But I’m doing that from memory Bob.

Bob Evans:	Sure. No, that’s fine. And also was there any expenses either that, you know, one time expenses or other - I mean you had talked about the consulting. Just wondering ballpark how much that might be and also I assume Sarbanes-Oxley is affecting you as well?

Todd Mavis:	Sure. The - in terms of the consulting piece of that, you know, give you a range for the quarter. It was somewhere between $1 million and $1.5 million. In terms of Sarbanes I mean..

Man:	In the same range.

Todd Mavis:	It’s in the same range.

Bob Evans:	Okay. And ultimately as a consulting won’t reoccur — the Sarbanes is probably less going forward but still there?

Todd Mavis:	I think that’s an accurate statement.

Bob Evans:	Okay. And final question on - give us any more - again I know I asked this every quarter but on the liquidity side you certainly generated good free cash flow. You’ve now got a better line of credit. Anything accelerating there in terms of how you look at your cost of capital and options there?

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Moderator: Don Thurman

11-04-04/9:00 am CT

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Mark Wolfinger:	You know Bob it’s Mark. Clearly we’re very pleased with the liquidity level that we currently have. And obviously a major part of that was the cash flow performance in the quarter as well as the revised US credit facility, which as I mentioned in my comments brings us to the highest liquidity level we’ve had in recent years.

You know the way I look at that that gives us a level of flexibility that we enjoy. And that flexibility as far as what we use that liquidity for can either be in the areas relating to the growth initiatives that Todd has spoken to, so more of a top line focus. Clearly we have spent cash - we’ve taken a charge but also spent cash as it relates to restructuring. That’s the restructuring we took last fiscal year of $50 million. And I think sort of program to date we spent something north of $20 million in cash from that restructuring program. So that’s some use of our liquidity or cash.

And then there’s other aspects there as well. Things like the IT investment in Europe. But relating to the capital structure, which I think is the other part of your question, we do begin our early call period on the 2008 notes as April 1 of ’05. That is at a significant premium. I believe the premium’s at 105. But it is something that is also in the back of our minds that we’re taking a look at as well.

Bob Evans:	Okay fair enough. Thanks.

Operator:	Your next question comes from Tyson Bauer of Wealth Monitors.

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Moderator: Don Thurman

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Tyson Bauer:	Thank you gentlemen. Couple of quick comments — sounds like we’re talking more on the growth side of the restructuring, which is a nice change. Hopefully you’ve got your foundation in place to build this house upon it.

Couple of times I would like to question is looking at the cash flow statements we see, you know, we’re not seeing an improvement on accounts receivable that we had hoped. And we are also seeing a growth in accounts payable, which has obviously helped out at least your free cash flow here as far as the number reported.

And then also capital expenditures have decreased significantly, which is fine if that’s sustainable. Could you comment on those areas — receivables, payables, and the CAPEX as how it relates going forward and how much are we looking to this $21 million free cash flow? Or are there some facets in that that just are not sustainable?

Mark Wolfinger:	Tyson hi it’s Mark. Let me give a little bit more details on the cash flow statement. And address the questions you had.

Firstly as we mentioned overall free cash flow number was little bit less than $22 — $21.9 million. You mentioned the - let me take accounts receivable, inventory, and account payable and then I’ll make a final comment on CAPEX.

In accounts receivable basically our DSOs - what I’ll say relatively flat sequentially. We up just marginally on a sequential basis. And, you know, I can’t say that we’re satisfied at the level of DSOs we currently have. We are not satisfied. I do believe still there’s an opportunity there. Probably more so in the US than in Europe because of the structure of our contracts in Europe and type of business we have in Europe. But certainly there’s an opportunity in the US. So we are not satisfied there.

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Moderator: Don Thurman

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Inventory went up about $6 million in the quarter. That was all in Europe. But I can tell you that that clearly relates directly to the next category which is accounts payable. We were very pleased to get some additional terms from our major manufacturer provider in Europe. And so we increased AP as a result of those flexible terms. And that was nearly half of that increase in AP that you see. And we also increased inventory because of product availability and the fact that we wanted to make sure we could focus on hardware revenue to Todd’s earlier theme.

In the CAPEX area — CAPEX I think was $3.9 million for the quarter and around $10 million for the first half. So down substantially. I can say that’s sort of where we thought it would be for the first half in general. As far as additional CAPEX investments one of the other things I want to point out is we still have IT investment to make in Europe. And I believe we have categorized that in a $6 to $10 million range of IT investments sort of over the next 12 month time frame.

Tyson Bauer:	So that imply your inventory levels should continue to increase or are you at a level that you’re comfortable with? And of course that corresponds then with your payables.

Mark Wolfinger:	Yes I would say that without giving you a specific number that the inventory level is probably going to fluctuate slightly. But that increase again as I mentioned was specific in Europe and specific to an improvement in terms with our supplier there. And also an improved focus on drive and hardware.

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Tyson Bauer:	Was there - obviously you mentioned DSOs that you thought you’d see more improvement than what we have. You instituted a new billing system earlier this year. The whole thought process was that that would help you better cash manage your receivables. Anything in particular why we haven’t seen it and should we see that in the latter half of this year and what have you targeted as your DSO range?

Mark Wolfinger:	Okay. I’ll take several layers of that question. One, as far as the new billing process, again, that was in the U.S. business relating to the significant Oracle investment we made in the U.S. So it’s - what I would term it to be, it was in half of our revenue business per se.

We have seen some improvements there but they have not been reflected in DSOs as of yet. I’m sorry, repeat the third part of your question.

Tyson Bauer:	The third part was what targeted DSO range are you looking at for the second half of this year? And if indeed the billing systems in the U.S., do you have any breakout on the U.S. numbers that would show improvement?

Mark Wolfinger:	What I - let me respond to your question. As far as a specific number as far as where were going to be in the half of the year in DSOs, I would prefer not to provide that kind of specifics. I can tell you that we believe that our DSOs should be something that has a five in front of it.

So I think we’re currently around - on our trade receivables, we’re around 62, low 60-type of DSOs; we believe that number should have a five on them and whether that’s mid-fives or not but that’s our target, that’s our expectation. But I’m not going to attach a specific timeframe such as the third quarter that I’m going to say that’s our general target.

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Moderator: Don Thurman

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Again, on the billing and receivables side, we are making investments in Europe on the IT side but that’s a longer-term type of payback there because we’re obviously are in the process of begetting that investment.

Tyson Bauer:	Okay. And my last question, and then I’ll get back in queue, Canon we saw they had a 2.5% growth in North America; obviously, that is a main product offering working through Danka. How did Danka participate and are you able to further that relationship with Canon and their prospects?

Todd Mavis:	Well, a couple points; first off, with respect to the partnership overall, I would characterize it as very strong. I don’t know that it’s been any stronger than it is today, certainly in the three and half years that I’ve been here, and I believe all of our partnerships for that matter with our suppliers are strong.

As you know, we did add Canon as an additional product in Europe and Peter has been oper - you know, very optimistic in terms of what the implications and how that’s allowed him to become more competitive in the marketplace.

With respect to our performance with Canon, you had mentioned 2.5% growth or something there about, certainly our growth with Canon and our performance with them I would say is outpacing that number. I won’t get into specifics, but certainly would be more robust than that number.

And in terms of continuing to leverage Canon certainly, as we do with all of our suppliers, we seek to understand what their product strategy is and to make sure how we can fit in and support that. And clearly, Canon is a major player in the world market and certainly here, a very strong player in the U.S. market, and we continue to be excited about the prospects of their current product line and future product line.

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Moderator: Don Thurman

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Tyson Bauer:	Thank you.

Operator:	Your next question comes from Matt Schaenen of Penn Capital Management.

Matt Schaenen:	Hi. I’m just wondering, you have, at this point in time, now with your free cash flow, you have $102 million cash on your balance sheet, is there - and you recently had some new terms and a revolver; does anything preclude you on the new - because I didn’t - after going through the 8-K, it didn’t really state, does anything on the revolver preclude you from actually going to the open market and buying bonds back at current levels?

Mark Wolfinger:	Yeah. We do have some limitations on doing that, Matt. And we also have some baskets that exist within our Senior Sub-Note Facility as well. So there are some limitations there, what I would term to be normal basket-type of limitations.

Matt Schaenen:	On buying the Sub-Notes you’re saying?

Mark Wolfinger:	I think you’re referring to buying the 08s?

Matt Schaenen:	The 10s or the - or even the 11s?

Mark Wolfinger:	Right. We have limitations on both; both the 08s and the 10s.

Matt Schaenen:	So limitations in terms of is there a certain coverage ratio or a certain leverage ratio or how does, you know, what kind of limitations are we talking about?

Mark Wolfinger:	The limitations tend to be based on a dollar basket.

Matt Schaenen:	Okay.

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Moderator: Don Thurman

11-04-04/9:00 am CT

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Mark Wolfinger:	Okay.

Matt Schaenen:	And so you are currently - so your limitation - so is there a minimum you can purchase right now or a maximum or is it zero?

Mark Wolfinger:	No, there’s a maximum.

Matt Schaenen:	And what are the maximums on the 10s and the 11s?

Mark Wolfinger:	Are you talking about - you’re asking what the exact basket is?

Matt Schaenen:	Yes.

Mark Wolfinger:	I’d have to get back to you on the specific; I would say it’s probably in the 10 to 15 range.

Matt Schaenen:	Ten to fifteen million, okay. Thank you.

Operator:	Your next question comes from Mathew Campbell of Knott Farm (sic).

Mathew Campbell:	Good morning, gentlemen. Would - did you have any problems with the availability of a certain Canon model on last quarter; it hurt you a bit; any problems in this quarter?

Todd Mavis:	Yeah. Your recollection is correct. We did have some constraints on products in Q1 but with respect to Q2, they would have been minor and they would have been immaterial in terms of the impact of our performance; maybe had an initial impact met in the first month but from a quarter perspective, I wouldn’t say it would be material in any way.

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Mathew Campbell:	Can you comment — thank you — can you comment on the pricing environment on the equipment side? And what do you guys consider to be, you know, reasonable gross margins for equipment?

Todd Mavis:	Well, in terms of pricing pressure, if the question is are we seeing anything unusual this quarter compared to last quarter, I mean obviously I’ll give you the standard answer that it certainly is a competitive market out there.

Certainly, as we, as well as some of our good competitive friends, have focused on some of these large national enterprise-type of transactions on the hardware side, they’ve been very competitive, very, very competitive; in fact, you’ll recall in Q1, that’s the reason why we chose to have one of the deals just go directly through the manufacturer because it would have been at margin levels where we would have made no margin or potentially it would have been a situation where we lost margin on the deal.

So - but - so it’s certainly competitive. But are we seeing anything out of the ordinary this quarter compared to last quarter? I’d say no. So yeah, I’d say it’s pretty much as it’s been certainly for the last several quarters.

With respect to gross margins, as you know, there’s an ebb and flow to our gross margins on the hardware side, it tends to be influenced somewhat by the mix of product. And so we tend to perform in a fairly consistent range; it tends to move a little up, move a little down.

I know that when we look, as an example, at this quarter and we look at it in terms of a year-over-year comparison, you’d see that we’re down slightly; that’s in large part due to what happened at the same time last year when we made some changes to the compensation plans over in the U.K., much like changes that we made to the compensation plans in the U.S. a year prior to that.

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You kind of get this one-time phenomenon, the nice little jump in gross margin. I think Peter experienced that a year ago and I believe that was probably the highest margins we had seen in the U.K. in any given quarter in quite some time.

So the margins are still within the range. You know, we’re - we still have every reason to believe that that model still holds in terms of how we’ve been performing. And on the competitive environment, again, as I said, I believe that we haven’t seen anything materially different for this quarter compared to other recent quarters.

Mathew Campbell:	Okay. Not - I’m going to piggyback Tyson’s question about, you know, your accounts receivable. Last quarter, after instituting your new ERP system, your excuse for your poor collections was some of your customers, it was the first time they’ve ever gotten a bill and they had questions and your call center volumes went through the roof, so there was confusion. I would have expected a little bit of improvement this quarter.

What is going on on the accounts receivable side? And lastly, can we see some - do you expect to see some improvement, you know, for next quarter on the AR side?

Todd Mavis:	Well, clearly, this is an area of focus for us because we see this as an opportunity - an obvious opportunity on the cash side. There’s really - as we look at it, there’s a couple legs on this stool; one is data and data integrity and certainly, the investment we made in Vision 21 speaks to going a long way in terms of addressing the data integrity.

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One of the clear litmus tests on that is what you just referred to is the fact that we issued some 50,000 plus statements in the previous quarter first time in quite some time that we actually had issued statements and that did generate a tremendous amount of call volume as you accurately pointed out.

The third component and the third leg on this stool, if you will, is resource to work the file. And one of the things that we’ve done, we kicked it off at the end of the quarter so we didn’t have the benefit of it at the first part as we’ve also entered into a partnership and outsourcing to get additional resources to go work this file.

So certainly, our expectation is is now that we have better data, clear data, we’re issuing statements; we now - our customers now have much better transparency in terms of what’s going on in their account and we’re now applying more resource to work the file. Clearly, the objective there is to see improvement in our DSOs.

Mathew Campbell:	Okay. Great. Thank you very much.

Todd Mavis:	Okay. Operator, just maybe have time for one or two more questions?

Operator:	Your next question comes from Derek Dobecki of Ironwood Capital Management.

Derek Dobecki:	Hi. Good morning, guys.

Todd Mavis:	Hey.

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Derek Dobecki:	Hey. Good, notwithstanding some of the ARs, it was a good quarter and nevertheless on the free cash flow side. And Todd, I wanted to thank you again for buying some shares and bonds during the quarter. I always like to see that and would always like to see more of that.

Some of the - most of my - a couple of my questions have already been asked. But on the consulting and the Sarbanes-Oxley expenses, you said that there was about $1 million to $1.5 million spent. Was this just during the quarter?

Todd Mavis:	Yes, it was. I should probably preface that by saying, particularly for you, go Sox, is that right?

Derek Dobecki:	Yeah.

Todd Mavis:	Are you happy with that outcome?

Derek Dobecki:	Yeah. And I think people are getting back to a little bit of normalcy around here.

Todd Mavis:	Okay. Well, you’re sounding like you’ve recovered so I just want to be certain.

Derek Dobecki:	Yeah, just a little bit.

Todd Mavis:	All right.

Derek Dobecki:	Just a little bit.

Todd Mavis:	Well, yeah. So moving from the important to the more important, (unintelligible) clear like that, the answer is yes; we did spend a little over $1 million in each component; both for Sarbanes and then $1 million to $1.5 million with the consultants just in Q2.

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Moderator: Don Thurman

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Derek Dobecki:	Okay. And so was there any of these costs in Q1 then?

Todd Mavis:	The consultant - the answer would be no.

Derek Dobecki:	Okay.

Todd Mavis:	And with respect to - Mark, on Sarbanes?

Mark Wolfinger:	On Sarbanes there was some, it wasn’t probably quite as high.

Derek Dobecki:	Okay. Good. And then the TechSource contract that you deemed not core, can you speak to the - can you quantify that dollar amount?

Todd Mavis:	Sure. It was a multi-million dollar contract. It represented - and I’m going to give you a range because there was a time and materials component to it…

Derek Dobecki:	Yes.

Todd Mavis:	…so I can’t give you a definitive number. But it tended to be somewhere between $1 million to $1.4 million a quarter.

Derek Dobecki:	Okay.

Todd Mavis:	So that will give you a sense. And again, that was at the beginning of the quarter so that’s certainly - we felt the full effects of that in Q2.

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Derek Dobecki:	Okay, good. Okay. And then (Inetco), you know, despite, obviously, you’re making some good kind of positive sides on the business side at (Inetco), Bob’s comment earlier about don’t forget the balance sheet side and look to call some of those bonds next spring.

Todd Mavis:	Understand.

Derek Dobecki:	Okay. Take care.

Todd Mavis:	Good. Great. Well, thanks. Well, operator, I think that will conclude the call. And again, I’d just like to thank everybody for their participation and ongoing interest.

Operator:	This concludes today’s conference call. You may now disconnect.

END